MEMORANDUM OF CHANGES

                 DELAWARE GROUP UNIT INVESTMENT TRUST, SERIES 16

         The Prospectus filed with Amendment No. 1 of the Registration Statement on Form S-6 has been revised to reflect information regarding the deposit of Securities on February 3, 1998, and to set forth certain statistical data based thereon.

         COVER PAGE. The series number and the Trusts in the Fund have been added. Information relating to the sales charge and the price of the offering if the Units were available for purchase at the opening of business on the Initial Date of Deposit is set forth in the "Public Offering Price" section.

         PAGES 5-6.    The "Summary of Essential Financial Information" table
                       has been completed.

         PAGES 24-34.  The issuers of the Securities have been listed.

         PAGE 37.      The Taxation section has been updated.

         PAGE 61.      The Independent Auditors' Report has been completed.

         PAGES 62-63.  The Statement of Net Assets has been completed.

         PAGES 64-67.  The Schedule of Investments and the Notes thereto have been completed.

         BACK COVER    The Series numbers, the Trust in the Fund and the date of
                       the Prospectus have been included.